Exhibit (a)(1)(B)

We are pleased to announce that Stoke Therapeutics’ Option Exchange Program opens today. You are receiving this email because you are eligible to exchange certain underwater options for a fewer number of new Restricted Stock Units (RSUs) with a substantially similar value. The Exchange Offer is currently scheduled to remain open through 11:59 p.m., Eastern Daylight Time, on December 1, 2023.

Stoke Therapeutics has chosen Aon to help with the administration of our Exchange Program. To access the Exchange Program Website, view information regarding your Eligible Options and make your election(s), you will first need to visit the following website to register.

•	https://equitysolutions.aon.com/UWSO/Participant/Account/Register

•	Provide the following registration code when prompted:

•	Complete your registration using your work email address (@stoketherapeutics.com)

As noted above, you have until 11:59 p.m., Eastern Daylight Time, on December 1, 2023 to make election(s).

We plan to hold employee education sessions today on November 2 and again on November 8 to provide additional information about the Exchange Program.

Please understand that we cannot advise you on whether you should participate in the Exchange Program. Participation in the Exchange Program is entirely your decision and at your discretion, and you should decide whether to participate based on your personal circumstances and preferences. We strongly recommend that you closely review the Offer to Exchange materials, attend an employee education session and consult with your tax and financial advisors to address any questions you may have as you decide whether to participate.

The Exchange Offer is being made pursuant to the terms and conditions set forth in Stoke Therapeutics, Inc.’s Tender Offer Statement on Schedule TO and the exhibits attached thereto, including the Offer to Exchange and the Offering Memorandum, filed with the Securities and Exchange Commission, which are available free of charge at www.sec.gov or on the Exchange Offer website located at https://equitysolutions.aon.com/UWSO/Participant/. You should read these written materials carefully because they contain important information about the Exchange Offer, including risks related thereto.

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